Exhibit T3F
RECONCILIATION AND TIE BETWEEN TRUST INDENTURE ACT OF 1939
AND INDENTURE, DATED AS OF ___, 2007

TRUST INDENTURE			INDENTURE
ACT SECTION			SECTION

Section 310	(a	)(1)	6.9
	(a	)(2)	6.9
	(a	)(5)	6.9
	(b	)	6.7, 6.10
Section 311	(a	)	6.13
	(b	)	6.13
Section 312	(a	)	7.1
	(b	)	7.2
	(c	)	7.2
Section 313	(a	)	7.3
	(b	)	7.3
	(c	)	7.3
	(d	)	7.3
Section 314	(a	)(1)	7.4
	(a	)(2)	7.4
	(a	)(3)	7.4
	(a	)(4)	10.18
	(c	)(1)	1.3
	(c	)(2)	1.3
	(e	)	1.3
Section 315	(a	)	6.1
	(b	)	6.2
	(c	)	6.1
	(d	)	6.1, 6.3
	(e	)	5.14
Section 316	(a	)	(last sentence)1.1 (“Outstanding”)
	(a	)(1)(A)	5.12
	(a	)(2)(B)	5.13
	(b	)	5.8
	(c	)	1.5
Section 317	(a	)(1)	5.3
	(a	)(2)	5.4
	(b	)	10.3
Section 318	(a	)	1.8

Note:	This reconciliation and tie shall not, for any purpose, be deemed to be a part of this Indenture.